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                                                                  Exhibit 21



Level 3 Communications, Inc.
  PKS Information Services, Inc.
     Level 3 Communications, LLC
     BTE Equipment, LLC
     Level 3 International, Inc.
       Level 3 Holdings, B.V.
          Level 3 Communications Limited (UK)
     Level 3 Holdings, Inc.
       KCP, Inc.